As filed with the Securities and Exchange Commission on June 21, 1996

                                           Registration No. 333-________


                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM S-3
       Registration Statement Under The Securities Act of 1933

                                MANPOWER INC.
         (Exact name of registrant as specified in its charter)

          Wisconsin                                    39-1672779
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                    Identification No.)
                            5301 North Ironwood Road
                          Milwaukee, Wisconsin  53217
                                (414) 961-1000
                (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


  Michael J. Van Handel                                 Copies of all
      Manpower Inc.                                   Communications to:
  5301 North Ironwood Road                             Scott A. Moehrke
 Milwaukee, Wisconsin  53217                          Godfrey & Kahn, S.C.
      (414) 961-1000                                 780 North Water Street
 (Address, including zip code, and                 Milwaukee, Wisconsin  53202
telephone number, including area code,                   (414) 273-3500
    of agent for service)

          Approximate date of commencement of proposed sale to the public:
          As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                           Calculation of Registration Fee

                         Amount           Proposed              Proposed
Title of each            to be         maximum offering     maximum aggregate        Amount of
class of securities    Registered       price per unit      offering price(1)     registration fee
to be registered
- ---------------------------------------------------------------------------------------------------
 Common Stock             87,836          $41.75               $3,667,153            $1,264.54


          (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the reported average of the high and low prices of the Common Stock on the New York Stock Exchange on June 17, 1996.

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   PROSPECTUS


                             87,836 Shares

                             Manpower Inc.

                             Common Stock

          This Prospectus relates to up to 87,836 shares of common stock, $.01 par value per share (the "Shares"), of Manpower Inc. (the "Company") which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of
      the Shares.   The Company will bear the costs relating to the
      registration of the Shares, estimated to be approximately
      $7,265.

           The Shares may be offered for sale from time to time by the Selling Shareholders named herein, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions on or through the facilities of the New York Stock Exchange, Inc. ("NYSE"), in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing,
      at prices related to such prices, or at negotiated prices.   A
      Selling Shareholder may pledge all or a portion of the Shares owned by it as collateral in loan transactions. Upon default by a Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as a Selling Shareholder under this Prospectus. A Selling Shareholder may also transfer Shares owned by it by gift, and upon any such transfer the donee would have the same rights of sale as such Selling Shareholder under this Prospectus. The Selling Shareholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

            The Shares are included for quotation on the NYSE under the symbol "MAN". On June __, 1996, the last sale price of the Common Stock as reported on the NYSE was $______ per share.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is June __, 1996.

            No person has been authorized to give any information or to make on behalf of the Company any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of any offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be
      unlawful.   Neither the delivery of this Prospectus nor any sale
      made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference:

                  (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

                  (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

                  (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form
            8-A filed with the Commission on January 22, 1991 pursuant to
            Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

            All reports and other documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Such documents, and the documents listed above, are hereinafter referred to as "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to Incorporated Documents and should be read in conjunction therewith.

            The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by
      reference into such documents).   Requests for such copies should
      be directed to Corporate Secretary, Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin 53217; telephone: (414) 961-1000.

                                 THE COMPANY

            The Company is a holding company whose principal operating subsidiary is Manpower Wisconsin Inc. ("Manpower"), formerly known as Manpower International Inc. Manpower is the largest non-governmental employment services organization in the world,(1) with over 2,400 offices in 41 countries. Manpower is primarily engaged in temporary help, contract services and training and testing of temporary and permanent workers. The Company provides employment services to a wide variety of customers, none of which individually comprise a significant portion of revenues within a given geographic region or for the Company as a whole.

            Additional information regarding the Company, including the audited financial statements of the Company and a description of the Company's Common Stock, is contained in the Incorporated Documents. See "Incorporation of Certain Documents by Reference."

            The executive offices of the Company are located at 5301 North Ironwood Road, Milwaukee, Wisconsin 53217; its telephone number at such address is (414) 961-1000.
________________________________

      (1) Based on publicly available information, including annual reports to shareholders, filings with governmental agencies and investment analysts reports.


                                USE OF PROCEEDS

            The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


                             SELLING SHAREHOLDERS

            The following information regarding the Common Stock offered hereby has been provided to the Company by the Selling Shareholders identified below and reflects information concerning beneficial ownership of Common Stock as of the date of this Prospectus. All of the shares of Common Stock offered hereby were acquired by the Selling Shareholders in connection with the Company's acquisition of Manpower Incorporated of Reading, a temporary help business.

                               Shares Owned
     Name of                     Prior to                 Shares
Selling Shareholder            this Offering         Offered Hereby(2)

  Walter Kiebach                  80,781(1)               72,612
  Franklin Rothenberger           16,937(1)               15,224

_________________________________

      (1)   Includes 8,169 and 1,713 Shares beneficially owned by
            Messrs. Kiebach and Rothenberger, respectively, and held pursuant to an escrow agreement until February 1997.

      (2) Some or all of the Shares covered by this Prospectus may be offered from time to time on a delayed or continuing basis by a Selling Shareholder.

                             PLAN OF DISTRIBUTION

            Any distribution of the Shares by a Selling Shareholder, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);
      (b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) on or through the facilities of the NYSE, other exchanges, in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

            A Selling Shareholder and any such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be deemed "underwriters" as that term is defined by the Securities Act.

            Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

            In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or
      dealers.   In addition, in certain states the Shares may not be
      sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

            All expenses in connection with the registration of the Shares were paid by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Shareholders. The Selling Shareholders and/or the Company may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the
      Securities Act.   The Company and the Selling Shareholders have
      agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

            The Selling Shareholders may also sell the Shares in transactions that do not require registration under the Securities Act, pursuant to Rule 144 under the Securities Act, or otherwise, in lieu of sales by means of this Prospectus.

                                 LEGAL OPINION

            The validity of the Shares offered hereby has been passed upon by Godfrey & Kahn, S.C. In the opinion of Godfrey & Kahn, S.C., the Shares are duly and validly authorized, fully paid and, subject to Section 180.0622(2)(b) of the Wisconsin Statutes,
      nonassessable.   Section 180.0622(2)(b) of the Wisconsin Statutes
      provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

            Mr. Dudley J. Godfrey, Jr. is a director of the Company and a senior shareholder of Godfrey & Kahn, S.C.

                                   EXPERTS

            The audited financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             AVAILABLE INFORMATION

            The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission.
      The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, to which reference is
      hereby made.   Such reports, proxy and information statements,
      Registration Statement and exhibits and other information filed by the Company may be inspected and, upon payment of prescribed fees, copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1300, 7 World Trade Center, New York, New York 10048, and at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, the Company's Common Stock is included for quotation on the NYSE, and such reports, proxy and information statements, Registration Statement and other information concerning the Company should be available for inspection and copying at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Company's Common Stock is traded.

                                  PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

      Item 14.  Other Expenses of Issuance and Distribution.

            The following table sets forth the estimated expenses to be incurred by the Company in connection with the distribution of the securities being registered hereby:

            SEC registration fee  . . . . . . . . . .      $ 1,265
            Accounting fees and expenses  . . . . . .        1,500
            Legal fees and expenses . . . . . . . . .        4,000
            Miscellaneous . . . . . . . . . . . . . .          500

                  TOTAL . . . . . . . . . . . . . . .      $ 7,265

            All of the above expenses other than the SEC registration fee are estimates. All of the expenses listed will be paid by the Company.

      Item 15.  Indemnification of Directors and Officers.

            Sections 180.0850 to 180.0859 of the Wisconsin Statutes require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation's obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney's and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;
      (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) wilful misconduct.

            Unless otherwise provided in a corporation's articles of incorporation or By-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted by any other method permitted in Section
      180.0858 of the Wisconsin Statutes.

            Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

            The indemnification provisions of Sections 180.0850 to
      180.0859 are not exclusive. A corporation may expand an officer's or director's right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation's voting shares then issued and outstanding.

            As permitted by Section 180.0858, the Company has adopted indemnification provisions in its By-Laws which closely track the
      statutory indemnification provisions with certain exceptions.   In
      particular, Article VII of the Company's By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

            The Company's officers and directors currently are covered by officers' and directors' liability insurance.

      Item 16.  Exhibits.

            The following Exhibits are filed as part of this Registration Statement.

       Exhibit No.
             5.1  Opinion of Counsel
            23.1  Consent of Independent Public Accountants
            23.2  Consent of Counsel (included in Exhibit 5.1)
            24.1  Powers of Attorney

      Item 17.  Undertakings.

            *(a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i)   to include any prospectus required by
                  section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration
      Statement shall be
      deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

- --------------------------------

      * Paragraph references correspond to those of Item 512 of Regulation S-K.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 20, 1996.

                                          MANPOWER INC.


                             By: /s/ Mitchell S. Fromstein
                                ----------------------------------------------
                                 Mitchell  S.  Fromstein, Chairman of the Board


            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated.

Signature                          Title                             Date

/s/ Mitchell S. Fromstein
_________________________
Mitchell S. Fromstein       Chairman of the Board,               June 20, 1996
                            Chief Executive Officer and
                            Director (Principal Executive
                            Officer)

/s/ Jon F. Chait
_________________________
Jon F. Chait                Executive Vice President,            June 20, 1996
                            Secretary (Principal Financial
                            Officer) and a Director

/s/ Michael J. Van Handel
__________________________
Michael J. Van Handel        Vice President, Chief               June 20, 1996
                             Accounting Officer and
                             Treasurer (Principal Accounting
                             Officer)


      Directors:  Audrey  Freedman, Dudley  J. Godfrey,  Jr.,  Marvin B.
                  Goodman, Gilbert Palay, and Dennis Stevenson


    /s/ Jon F. Chait
By: _________________________________                            June 20, 1996
    Jon F. Chait, As Attorney-In-Fact*

      * Pursuant to authority granted by powers of attorney which are filed herewith.

                               EXHIBIT INDEX

             5.1  Opinion of Counsel
            23.1  Consent of Independent Public Accountants
            23.2  Consent of Counsel (included in Exhibit 5.1)
            24.1  Powers of Attorney